Exhibit 99.1

PRESS RELEASE

Contact Information:
Maggie Kofkoff, CFA
Media & Investor Relations
(317) 713-7644
mkofkoff@kiterealty.com

Kite Realty Group Trust Reports
Third Quarter 2015 Results and Increases Guidance

Indianapolis, Ind., October 29, 2015 - Kite Realty Group Trust (NYSE: KRG) (the “Company”) announced today operating results for the third quarter ended September 30, 2015. Financial statements and exhibits attached to this release include the details of the results.

“Our robust third quarter performance is a direct result of our leasing momentum, balance sheet initiatives and continued operational excellence,” said John Kite, Chief Executive Officer. “We gained 130 basis points in small shop leasing and grew same-property net operating income by 3.1%, with over 90% of our portfolio contributing to the same-property pool. Upon funding the recently announced $200 million term loan, we will only have approximately $100 million of securitized debt maturities through 2020. Our investment grade credit metrics continue to improve ahead of our scheduled objectives. With over $50 million in annual free cash flow expected, we are energized about the future and the shareholder value we will create.”

Third Quarter And Other Recent Highlights

•	Generated Funds From Operations (“FFO”), as adjusted, of $43.9 million, or $0.51 per diluted common share.

•	Generated Adjusted Funds From Operations (“AFFO”) of $39.1 million, or $0.46 per diluted common share.

•	Achieved same-property net operating income (“NOI”) growth of 3.1% (3.6%, excluding redevelopment initiatives) year-over-year.

•	Increased leased small shop space by 130 basis points to 87.5%.

•	Executed a record 107 leases across 796,233 square feet.

•	Produced new cash rent spreads of 36.9% and comparable renewal cash rent spreads of 7.7%.

•
Completed the redeployment of the 15-asset disposition proceeds via the previously announced acquisitions of Livingston Shopping Center (New York-Northern New Jersey) and Chapel Hill Shopping Center (Fort Worth-Dallas).

•	Issued $250 million of senior unsecured notes via a private placement at a blended fixed rate of 4.41% for an average maturity of approximately 9.8 years.

•	Significantly reduced floating rate debt exposure to 8% from 19% last quarter.

•
In October, closed on a $200 million 7-year unsecured term loan at a rate of LIBOR plus 160 basis points, which, combined with other financing transactions, substantially satisfies all near-term securitized maturities.

Third Quarter Financial Results
FFO, as adjusted, for the three months ended September 30, 2015, was $43.9 million, or $0.51 per diluted common share, for real estate properties in which the Company’s operating subsidiaries own an interest (to which we refer as the “Kite Portfolio”), compared to $43.8 million, or $0.51 per diluted common share, for the same period in the prior year.

FFO, as defined by NAREIT, was $42.8 million, or $0.50 per diluted common share, for the Kite Portfolio, compared to $24.7 million, or $0.29 per diluted common share, for the same period in the prior year. The primary difference between FFO, as defined by NAREIT, and FFO, as adjusted, in the prior year was due to merger and acquisition costs.

Portfolio Activity During The Third Quarter
Development and Redevelopment
The Company’s three development projects, Phase II of Parkside Town Commons, Phase II of Holly Springs Towne Center, and Tamiami Crossing, were in aggregate 86.3% pre-leased or committed as of September 30, 2015. These three projects have a total estimated cost of approximately $170.0 million, of which approximately $136.4 million, or 80%, had been incurred as of September 30, 2015.

The Company continues to maintain a pipeline of projects with an expected total cost of approximately $120 million across redevelopment, reposition and repurpose categories. As of the end of the third quarter, 12 of the 16 properties included in the pipeline remain in the operating portfolio. The Company anticipates commencing active construction on these projects within the next 18 months.

Portfolio Transactions
While being a net seller of over $100 million of non-core properties since December of 2014, the Company completed its tax efficient redeployment of disposition proceeds during the third quarter. The final two acquisitions are outlined below.

Livingston Shopping Center (New York-Northern New Jersey)
Livingston Shopping Center is a 140,000 square foot power center located in a prime retail corridor of Livingston, New Jersey. Located in close proximity to one of the top-10-sales-grossing malls in the country, the center is 95.4% leased and anchored by Nordstrom Rack, DSW, TJ Maxx, Buy Buy Baby, Cost Plus and Ulta Salon. The transaction closed July 24, 2015.

The Town of Livingston is located in affluent Essex County near New York City and the Newark, New Jersey airport in an area with a median home value over $535,000 in 2014. The power center benefits from strong demographics, with an estimated population over 150,000 and average household incomes of more than $170,000 within a 5-mile radius.

Chapel Hill Shopping Center (Fort Worth-Dallas)
Chapel Hill Shopping Center is an approximately 200,000 square foot shopping center located in the MSA of Fort Worth-Dallas, Texas. The center is 97.8% leased and anchored by HEB Grocery’s premier Central Market, The Container Store and Cost Plus World Market. The shopping center also includes a strong lineup of other high-quality retailers such as Ann Taylor, Beauty Brands, New Balance and Men’s Warehouse. The transaction closed August 21, 2015.

Chapel Hill Shopping Center is located at the intersection of I-30 and Hulen Street, one of the area’s most highly traveled crossroads, and benefits from multiple access points and ease of entry. The densely inhabited area has an estimated population of 275,000 residents within a 5-mile radius.

Capital Markets
Since June 30, 2015, the Company completed the previously announced $250 million senior unsecured private placement offering at a blended fixed rate of 4.41% across 8-year, 10-year and 12-year tranches. The notes have an average maturity of approximately 9.8 years which extended the Company’s total weighted average debt maturity to 5.5 years from 4.8 years last quarter and reduced floating rate debt to 8% from 19% last quarter.

In October, the Company announced the completion of a $200 million 7-year unsecured term loan bearing an interest rate of LIBOR plus 160 basis points. Similar to the private placement notes, the term loan includes a delayed draw feature which is expected to be utilized to closely match future funding needs. The Company intends to hedge a portion of or the entire term loan.

In aggregate, these unsecured offerings will be used to repay all 2016 securitized debt maturities as well as unencumber the Company’s largest asset, City Center at White Plains in New York.

Portfolio Operations
As of September 30, 2015, the Company owned interests in 115 operating properties totaling approximately 23 million square feet. The owned GLA in the Company’s retail operating portfolio was 95.4% leased as of September 30, 2015, and the Company’s overall portfolio was 94.8% leased, excluding ground leases and non-owned anchors.

Same-property NOI, which includes 110 operating properties, increased 3.1% in the third quarter of 2015 compared to the same period in the prior year. The leased percentage of these properties was 95.4% at September 30, 2015, compared to 94.9% at September 30, 2014, and the economic occupancy was 93.6% at September 30, 2015 compared to 93.5% at September 30, 2014.

The Company executed 107 leases totaling 796,233 square feet during the third quarter of 2015. There were 72 comparable new and renewal leases executed during the quarter for 584,275 square feet. Cash rent spreads on new and renewal leases executed in the quarter were approximately 36.9% and 7.7%, respectively, for a blended cash rent spread of 13.1%.

2015 Earnings Guidance
The Company is revising its guidance for FFO, as adjusted, for the year ending December 31, 2015, to $1.98 to $2.00 per diluted common share. In July, the Company had communicated its expectations for FFO, as adjusted, to be between $1.95 to $2.00 per diluted common share.

The Company’s 2015 guidance is based on a number of factors, many of which are outside the Company’s control and all of which are subject to change. The Company may change its guidance during the year if actual or anticipated results vary from these assumptions.

Following is a reconciliation of the range of 2015 estimated net income per diluted common share to estimated FFO per diluted common share:

Updated Guidance Range for Full Year 2015

	Low	High
Consolidated net income per diluted common share	$0.17	$0.19
Add: Depreciation, amortization and other	1.93	1.93
Add: Debt extinguishment and preferred redemption costs	0.04	0.04
Less: Gain on sale of operating property	(0.04)	(0.04)
Less: Gain on settlement	(0.05)	(0.05)
Less: Dividends on preferred shares	(0.09)	(0.09)
Add: Acquisition costs	0.02	0.02
FFO, as adjusted, per diluted common share[1]	$1.98	$2.00

____________________
1	Excludes acquisition costs.

Non-GAAP Financial Measures
Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO, FFO, as adjusted, and AFFO are helpful to investors when measuring operating performance because they exclude various items included in net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales and impairments of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. We believe this supplemental information provides a more meaningful measure of our operating performance. The Company believes presenting FFO, FFO, as adjusted, and AFFO in this manner allows investors and other interested parties to form a more meaningful assessment of the Company’s operating results. Reconciliations of net income to FFO, FFO, as adjusted, and AFFO are included in the attached table.

Earnings Conference Call
The Company will conduct a conference call to discuss its financial results on Friday, October 30, 2015, at 9:30 a.m. Eastern Time. A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com. The dial-in numbers are (866) 840-7637 for domestic callers and (704) 908-0456 for international callers (passcode 15302034). In addition, a webcast replay link will be available on the corporate website.

About Kite Realty Group Trust
Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged in the ownership, operation, management, leasing, acquisition, construction, redevelopment and development of neighborhood and community shopping centers in selected markets in the United States. As of September 30, 2015, the Company owned interests in a portfolio of 124 operating, development and redevelopment properties totaling approximately 25 million total square feet across 22 states. For more information, please visit the Company’s website at www.kiterealty.com.
Safe Harbor
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements, financial or otherwise, expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to: national and local economic, business, real estate and other market conditions, particularly in light of low growth in the U.S. economy, financing risks, including the availability of and costs associated with sources of liquidity, the Company’s ability to refinance, or extend the maturity dates of, its indebtedness, the level and volatility of interest rates, the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies, the competitive environment in which the Company operates, acquisition, disposition, development, joint venture, property ownership and management risks, the Company’s ability to maintain its status as a real estate investment trust for federal income tax purposes, potential environmental and other liabilities, impairment in the value of real estate property the Company owns, risks related to the geographical concentration of our properties in Florida, Indiana and Texas, the dilutive effects of future offerings of issuing additional securities, and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which discuss these and other factors that could adversely affect the Company’s results. The Company undertakes no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Kite Realty Group Trust
Consolidated Balance Sheets
(Unaudited)

	September 30, 2015	December 31, 2014
	($ in thousands)
Assets:
Investment properties, at cost	$3,980,886	$3,732,748
Less: accumulated depreciation	(410,328)	(315,093)
	3,570,558	3,417,655

Cash and cash equivalents	42,951	43,826
Tenant and other receivables, including accrued straight-line rent of $23,312 and $18,630 respectively, net of allowance for uncollectible accounts	47,353	48,097
Restricted cash and escrow deposits	15,713	16,171
Deferred costs and intangibles, net	150,983	159,978
Prepaid and other assets	10,089	8,847
Assets held for sale	—	179,642
Total Assets	$3,837,647	$3,874,216
Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness[1]	$1,679,843	$1,554,263
Accounts payable and accrued expenses	90,148	75,150
Deferred revenue and other liabilities	137,554	136,409
Liabilities held for sale	—	81,164
Total Liabilities	1,907,545	1,846,986
Commitments and contingencies
Limited Partners’ interests in the Operating Partnership and other redeemable noncontrolling interests	86,957	125,082
Shareholders’ Equity:
Kite Realty Group Trust Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, 4,100,000 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	102,500	102,500
Common Shares, $.01 par value, 225,000,000 shares authorized, 83,323,563 and 83,490,663 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	833	835
Additional paid in capital	2,050,915	2,044,425
Accumulated other comprehensive loss	(6,209)	(1,175)
Accumulated deficit	(305,902)	(247,801)
Total Kite Realty Group Trust Shareholders’ Equity	1,842,137	1,898,784
Noncontrolling Interests	1,008	3,364
Total Equity	1,843,145	1,902,148
Total Liabilities and Shareholders' Equity	$3,837,647	$3,874,216

____________________
1	Includes debt premium of $23.9 million at September 30, 2015.

Kite Realty Group Trust
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2015 and 2014
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands, except per share data)
Revenue:
Minimum rent	$66,279	$69,033	$196,656	$131,515
Tenant reimbursements	16,787	17,605	51,891	35,083
Other property related revenue	4,081	1,938	9,163	5,481
Total revenue	87,147	88,576	257,710	172,079
Expenses:
Property operating	11,994	11,850	36,519	26,057
Real estate taxes	10,045	10,632	29,821	20,048
General, administrative, and other	4,559	3,939	14,131	9,358
Merger and acquisition costs	1,089	19,088	1,550	26,849
Depreciation and amortization	42,549	44,383	124,196	81,559
Total expenses	70,236	89,892	206,217	163,871
Operating income	16,911	(1,316)	51,493	8,208
Interest expense	(13,881)	(15,386)	(40,995)	(30,291)
Income tax expense of taxable REIT subsidiary	(9)	(14)	(134)	(37)
Gain on settlement	—	—	4,520	—
Other expense, net	(60)	(13)	(189)	(119)
Income (loss) from continuing operations	2,961	(16,729)	14,695	(22,239)
Discontinued operations:
Gain on sale of operating property	—	—	—	3,199
Income from discontinued operations	—	—	—	3,199
Income (loss) before gain on sale of operating properties	2,961	(16,729)	14,695	(19,040)
Gain on sales of operating properties	—	2,749	3,363	6,336
Net income (loss)	2,961	(13,980)	18,058	(12,704)
Net income attributable to noncontrolling interest	(435)	(304)	(1,626)	(224)
Dividends on preferred shares	(2,114)	(2,114)	(6,342)	(6,342)
Net income (loss) attributable to Kite Realty Group Trust common shareholders	$412	$(16,398)	$10,090	$(19,270)

Income (loss) per common share - basic and diluted:
Continuing operations	$0.00	$(0.20)	$0.12	$(0.45)
Discontinued operations	—	—	—	0.06
	$0.00	$(0.20)	$0.12	$(0.39)

Weighted average common shares outstanding - basic	83,325,074	83,455,900	83,453,660	49,884,469
Weighted average common shares outstanding - diluted	83,433,379	83,718,735	83,566,554	50,145,571
Common Dividends declared per common share	$0.2725	$0.2600	$0.8175	$0.7600

Amounts attributable to Kite Realty Group Trust common shareholders:
Income (loss) from continuing operations	$412	$(16,398)	$10,090	$(22,366)
Income from discontinued operations	—	—	—	3,096
Net income (loss)	$412	$(16,398)	$10,090	$(19,270)

Kite Realty Group Trust
Funds From Operations
For the Three and Nine Months Ended September 30, 2015 and 2014
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands, except share and per share data)
Funds From Operations
Consolidated net income (loss)	$2,961	$(13,980)	$18,058	$(12,704)
Less: dividends on preferred shares	(2,114)	(2,114)	(6,342)	(6,342)
Less: net income attributable to noncontrolling interests in properties	(415)	(679)	(1,416)	(757)
Less: gains on sales of operating properties	—	(2,749)	(3,363)	(9,534)
Add: depreciation and amortization of consolidated entities, net of noncontrolling interests	42,387	44,208	123,812	81,161
Funds From Operations of the Kite Portfolio	42,819	24,686	130,749	51,824
Less: Limited Partners' interests in Funds From Operations	(967)	(354)	(2,698)	(1,658)
Funds From Operations attributable to Kite Realty Group Trust common shareholders[1]	$41,852	$24,332	$128,051	$50,166
FFO per share of the Operating Partnership - basic	$0.50	$0.29	$1.53	$1.01
FFO per share of the Operating Partnership - diluted	$0.50	$0.29	$1.53	$1.00

Funds From Operations of the Kite Portfolio	$42,819	$24,686	$130,749	$51,824
Less: gain on settlement	—	—	(4,520)	—
Add: merger and acquisition costs	1,089	19,088	1,550	26,849
Funds From Operations of the Kite Portfolio, as adjusted	$43,908	$43,774	$127,779	$78,673
FFO per share of the Operating Partnership, as adjusted - basic	$0.52	$0.51	$1.50	$1.53
FFO per share of the Operating Partnership, as adjusted - diluted	$0.51	$0.51	$1.50	$1.52

Weighted average Common Shares outstanding - basic	83,325,074	83,455,900	83,453,660	49,884,469
Weighted average Common Shares outstanding - diluted	83,433,379	83,718,735	83,566,554	50,145,571
Weighted average Common Shares and Units outstanding - basic	85,238,537	85,114,237	85,214,390	51,543,952
Weighted average Common Shares and Units outstanding - diluted	85,346,842	85,377,073	85,327,283	51,805,054

____________________
1
“Funds From Operations of the Kite Portfolio" measures 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest. “Funds From Operations attributable to Kite Realty Group Trust common shareholders” reflects a reduction for the redeemable noncontrolling weighted average diluted interest in the Operating Partnership.

Kite Realty Group Trust
Same Property Net Operating Income
For the Three and Nine Months Ended September 30, 2015 and 2014
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
	($ in thousands)			($ in thousands)
Number of properties at period end[1]	110	110		110	110

Leased percentage at period end	95.4%	94.9%		95.4%	94.9%
Economic Occupancy percentage at period end[2]	93.6%	93.5%		93.6%	93.5%

Minimum rent	$58,606	$57,681		$117,214	$114,528
Tenant recoveries	15,908	15,826		32,961	32,713
Other income, including specialty leasing and overage rental income	1,009	726		2,390	2,275
	75,523	74,233		152,565	149,516

Property operating expenses	(9,079)	(9,532)		(22,118)	(23,288)
Real estate taxes	(9,432)	(9,380)		(19,439)	(19,007)
	(18,511)	(18,912)		(41,557)	(42,295)
Net operating income - same properties[3]	$57,012	$55,321	3.1%	$111,008	$107,221	3.5%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:
Net operating income - same properties	$57,012	$55,321		$111,008	$107,221
Net operating income - non-same activity[4]	8,096	10,773		80,362	18,753
General, administrative and other	(4,559)	(3,939)		(14,131)	(9,358)
Merger and acquisition costs	(1,089)	(19,088)		(1,550)	(26,849)
Depreciation expense	(42,549)	(44,383)		(124,196)	(81,559)
Interest expense	(13,881)	(15,386)		(40,995)	(30,291)
Gain on settlement	—	—		4,520	—
Other expense, net	(69)	(27)		(323)	(156)
Discontinued operations	—	—		—	3,199
Gains on sales of operating properties	—	2,749		3,363	6,336
Net income attributable to noncontrolling interests	(435)	(304)		(1,626)	(224)
Dividends on preferred shares	(2,114)	(2,114)		(6,342)	(6,342)
Net income (loss) attributable to common shareholders	$412	$(16,398)		$10,090	$(19,270)

____________________
1	Same property analysis excludes operating properties in redevelopment.
2	Excludes leases that are signed but for which tenants have not commenced payment of cash rent.
3
Same property net operating income excludes net gains from outlot sales, straight-line rent revenue, bad debt expense and recoveries, lease termination fees, amortization of lease intangibles and significant prior year expense recoveries and adjustments, if any.

4	Includes non-cash accounting items across the portfolio as well as net operating income from properties not included in the same property pool.

The Company believes that Net Operating Income is helpful to investors as a measure of its operating performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance, such as depreciation and amortization, interest expense, and impairment, if any.  The Company believes that Same Property NOI is helpful to investors as a measure of its operating performance because it includes only the NOI of properties that have been owned for the full period presented, which eliminates disparities in net income due to the redevelopment, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent metric for the comparison of the Company's properties.  NOI and Same Property NOI should not, however, be considered as alternatives to net income (calculated in accordance with GAAP) as indicators of the Company's financial performance.